Exhibit 99.1

News Release

Independent Bank Corporation
230 West Main Street
Ionia, MI 48846
616.527.5820

For Release:        Immediately

Contact:                William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2013 FOURTH QUARTER AND FULL YEAR RESULTS

IONIA, Mich., Jan. 30, 2014 - Independent Bank Corporation (Nasdaq: IBCP) reported fourth quarter 2013 net income of $4.8 million, or $0.21 per diluted share, versus net income of $11.9 million and net income applicable to common stock of $10.8 million, or $0.36 per diluted share, in the prior-year period.  Fourth quarter 2012 results include a net gain on branch sale of $5.4 million ($0.16 per diluted share).

For the year ended Dec. 31, 2013, the Company reported net income of $77.5 million and net income applicable to common stock of $82.1 million, or $3.55 per diluted share.  This compares to net income of $26.2 million and net income applicable to common stock of $21.9 million, or $0.80 per diluted share, in 2012.  Full year 2013 results include an income tax benefit of $54.9 million ($2.51 per diluted share) that is primarily the result of the Company reversing substantially all of its valuation allowance on deferred tax assets in the second quarter of 2013.

On Dec. 7, 2012, the Company completed the sale of 21 branches on which it recorded the aforementioned $5.4 million net gain.  This transaction resulted in the transfer of approximately $403.1 million of deposits and the sale of approximately $48.0 million of loans.  The transaction also resulted in the transfer of $336.1 million of cash to the purchaser of the branches.

The Company’s eighth consecutive profitable quarter was highlighted by:

•	Further growth in commercial loan balances, which grew at a 6.2% annualized rate in the fourth quarter of 2013.
•	Continued progress in improving asset quality, with non-performing assets down 2.2% since Sept. 30, 2013 and loan net charge-offs down by 69.6% compared to the fourth quarter of 2012.
•	The October 2013 redemption of the $9.2 million of 8.25% trust preferred securities issued by IBC Capital Finance II which will result in annual interest expense savings of approximately $0.8 million.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “We are very pleased to report our eighth consecutive quarter of profitability as well as continued progress in improving asset quality, as evidenced by a reduction in our non-performing loans, loan net charge-offs and the provision for loan losses as compared to the year ago quarter.  2013 was marked by several significant positive events, including our common equity offering, our exit from TARP, the restoration of interest payments on our trust preferred securities, and the reversal of substantially all of the valuation allowance on our deferred tax assets.  The Company has achieved a very strong capital structure with a tangible common equity to tangible assets ratio of 10.35% as of the end of 2013.  As we look ahead to 2014, we are focused on several initiatives to further improve earnings and long-term shareholder value, including:

•	Achieving prudent loan growth with a focus on increasing commercial loan and consumer installment loan balances.

•	Generating growth in several categories of non-interest income to partially offset the expected decline in gains on mortgage loans in 2014.
•	Further reducing non-interest expenses and improving the Company’s efficiency ratio.
•	Continued improvement in asset quality.

2014 marks the 150th anniversary of Independent Bank Corporation, whose roots date back to 1864 as First National Bank of Ionia.  In connection with the celebration of this important milestone, we launched a new logo in the first quarter of 2014.  Several events focused on our customers and our communities will also take place during 2014 to celebrate our 150th anniversary.  We are optimistic about the Michigan economy and our opportunities to grow and prosper in 2014 and beyond.”

Operating Results

The Company’s net interest income totaled $19.4 million during the fourth quarter of 2013, a decrease of $1.5 million, or 7.3% from the year-ago period, and down slightly ($0.2 million, or 0.9%) from the third quarter of 2013. The decrease in net interest income is primarily due to a decline in average interest-earning assets resulting from the 2012 branch sale. Average interest-earning assets declined to $1.962 billion in the fourth quarter of 2013 compared to $2.103 billion in the year-ago quarter. In addition, the Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) declined to 3.96% during the fourth quarter of 2013, compared to 3.99% in the year-ago period, and 4.10% in the third quarter of 2013.  The year-over-year decrease in the net interest margin is principally due to a change in asset mix, as lower yielding investment securities increased and higher yielding loans declined.

For the full year of 2013, net interest income totaled $78.0 million, a decrease of $8.3 million, or 9.6% from 2012.  The decrease in net interest income is primarily due to a decline in average interest-earning assets resulting from the 2012 branch sale. Average interest-earning assets declined to $1.912 billion for all of 2013 compared to $2.151 billion during 2012. Partially offsetting the impact of the decline in average interest earning assets, was an increase in the Company’s net interest margin which increased to 4.11% during 2013 compared to 4.04% during 2012.  This was due primarily to a decline in the cost of funds.

Service charges on deposits totaled $3.5 million and $14.1 million, respectively, for the fourth quarter and full year of 2013, compared to $4.4 million and $17.9 million, respectively, in the year ago periods.  Interchange income totaled $1.8 million and $7.4 million for the fourth quarter and full year of 2013, respectively, compared to $2.1 million and $9.2 million, respectively, in the year ago periods.  The declines in service charges on deposit accounts and interchange income primarily reflect the impact of the branch sale.

Net gains on mortgage loans were $1.6 million in the fourth quarter of 2013, compared to $5.3 million in the year-ago quarter.  For the full year of 2013, net gains on mortgage loans totaled $10.0 million compared to $17.3 million in 2012. The decrease in net gains relates primarily to a rise in mortgage loan interest rates during 2013 that has significantly reduced mortgage loan refinance volumes.

Mortgage loan servicing generated income of $1.2 million and $0.9 million in the fourth quarters of 2013 and 2012, respectively. This improvement was due to a $0.7 million decrease in the amortization of capitalized mortgage loan servicing rights that was partially offset by the comparative change in the impairment reserve (a $0.7 million impairment recovery in the fourth quarter of 2013 versus a $1.1 million impairment recovery in the year-ago quarter).  The recovery of a portion of previously recorded impairment charges in the fourth quarter of 2013 primarily reflects the payoff/refinance of higher interest rate loans as well as an increase in interest rates which caused expected future mortgage loan prepayment speeds to decrease.  For the full year of 2013 and 2012, mortgage loan servicing generated income of $3.8 million and $0.2 million, respectively.  The full year comparative variance is primarily due to the comparative change in the impairment reserve (a $3.2 million impairment recovery in 2013 compared to a $0.5 million impairment recovery in 2012) and by a $0.9 million decrease in the amortization of capitalized mortgage loan servicing rights.  Capitalized mortgage loan servicing rights totaled $13.7 million at Dec. 31, 2013 compared to $11.0 million at Dec. 31, 2012.  As of Dec. 31, 2013, the Company serviced approximately $1.732 billion in mortgage loans for others on which servicing rights have been capitalized.

Non-interest expenses totaled $25.0 million in the fourth quarter of 2013, compared to $29.9 million in the year-ago period.  The quarterly year-over-year decline in non-interest expenses was due to decreases in a variety of areas, including compensation and benefits (down $2.1 million), occupancy costs (down $0.2 million), loan and collection costs (down $0.5 million), legal and professional fees (down $0.4 million), FDIC deposit insurance (down $0.4 million), provision for loss reimbursement on sold loans (down $0.6 million), net losses on other real estate and repossessed assets (down $0.8 million), and other non-interest expenses (down $0.4 million).  Partially offsetting these declines was a $0.9 million increase in vehicle service contract counterparty contingencies due to a $1.3 million additional reserve recorded on a receivable in the fourth quarter of 2013.  The reduction in non-interest expenses reflects the impact of the branch sale and the Company’s improving asset quality metrics as well as various cost reduction initiatives.  For the full year of 2013, non-interest expenses totaled $104.1 million versus $116.7 million in 2012.  The categories of non-interest expenses that declined for the full year of 2013 are generally consistent with those described above for the comparative year-over-year quarterly periods.

Asset Quality

Commenting on asset quality, President and CEO Kessel added:  "Our provision for loan losses decreased by $1.3 million in the fourth quarter of 2013 compared to the year-ago amount, primarily reflecting a reduction in non-performing loans, a lower level of watch credits, reduced loan net charge-offs, and an overall decline in total loan balances.  Since the start of 2013, non-performing loans and commercial loan watch credits have declined by approximately 46% and 32%, respectively.  In addition, thirty- to eighty-nine day delinquency rates at Dec. 31, 2013 were 0.53% for commercial loans and 1.21% for mortgage and consumer loans. These delinquency rates continue to be well managed as we strive to further improve asset quality and reduce credit related costs."

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	12/31/2013	12/31/2012	12/31/2011
	(Dollars in Thousands)
Commercial	$5,369	$14,753	$29,282
Consumer/installment	2,147	2,343	3,449
Mortgage	10,366	15,736	26,214
Payment plan receivables(2)	23	104	938
Total	$17,905	$32,936	$59,883
Ratio of non-performing loans to total portfolio loans	1.30%	2.32%	3.80%
Ratio of non-performing assets to total assets	1.64%	2.92%	4.07%
Ratio of the allowance for loan losses to non-performing loans	180.54%	134.43%	98.33%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.
(2)
Represents payment plans for which no payments have been received for 90 days or more and for which Mepco has not yet completed the process to charge the applicable counterparty for the balance due. These balances exclude receivables due from Mepco counterparties related to the cancellation of payment plan receivables.

Non-performing loans have declined by $15.0 million, or 45.6%, since year-end 2012.  All categories of non-performing loans declined, but the principal decreases since year-end 2012 were in commercial loans and residential mortgage loans. The decline in non-performing loans primarily reflects loan net charge-offs, pay-offs, negotiated transactions and the migration of loans into ORE during 2013.  Other real estate and repossessed assets totaled $18.3 million at Dec. 31, 2013, compared to $26.1 million at Dec. 31, 2012.

The provision for loan losses was a credit of $0.8 million and an expense of $0.4 million in the fourth quarters of 2013 and 2012, respectively.  The provision for loan losses was a credit of $4.0 million and an expense of $6.9 million for all of 2013 and 2012, respectively.  The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans, and loan net charge-offs.  Loan net charge-offs were $1.3 million (0.37% annualized of average loans) in the fourth quarter of 2013, compared to $4.2 million (1.15% annualized of average loans) in the fourth quarter of 2012.  Loan net charge-offs were $8.0 million (0.58% of average loans) and $20.9 million (1.39% of average loans) for all of 2013 and 2012, respectively.  The full year decline in 2013 loan net charge-offs by category were: commercial loans $6.7 million; mortgage loans $4.8 million; consumer/installment loans $1.1 million and other $0.2 million.  At Dec. 31, 2013, the allowance for loan losses totaled $32.3 million, or 2.35% of portfolio loans, compared to $44.3 million, or 3.12% of portfolio loans, at Dec. 31, 2012.

Balance Sheet, Liquidity and Capital

Total assets were $2.210 billion at Dec. 31, 2013, an increase of $186.1 million from Dec. 31, 2012.  Loans, excluding loans held for sale, were $1.375 billion at Dec. 31, 2013, compared to $1.419 billion at Dec. 31, 2012.  Deposits totaled $1.885 billion at Dec. 31, 2013, an increase of $105.3 million from Dec. 31, 2012.  The increase in deposits is primarily due to growth in checking, savings and reciprocal deposit account balances.

Cash and cash equivalents totaled $119.1 million at Dec. 31, 2013, versus $179.8 million at Dec. 31, 2012. Securities available for sale totaled $462.5 million at Dec. 31, 2013, versus $208.4 million at Dec. 31, 2012.  This $254.1 million increase in securities available for sale is primarily due to the purchase of residential mortgage-backed, asset-backed, corporate and municipal securities during 2013.

Total shareholders’ equity was $231.6 million at Dec. 31, 2013, or 10.48% of total assets.  Tangible common equity totaled $228.4 million (10.35% of tangible assets) at Dec. 31, 2013, or $10.01 per share, as compared to $46.8 million (2.32% of tangible assets) at Dec. 31, 2012, or $5.15 per share.

The Company’s wholly owned subsidiary, Independent Bank, remains “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratio	12/31/2013	12/31/2012	Well Capitalized Minimum
Tier 1 capital to average total assets	10.09%	8.26%	5.00%
Tier 1 capital to risk-weighted assets	15.30%	13.67%	6.00%
Total capital to risk-weighted assets	16.57%	14.95%	10.00%

Earnings Conference Call

Brad Kessel, President and CEO, and Rob Shuster, CFO, will review the Company’s fourth quarter and full year 2013 results in a conference call for investors and analysts beginning at 9:30 am ET on Thursday, Jan. 30, 2014.

To participate in the live conference call, please dial 1-888-317-6016. Also the conference call will be accessible through an audio webcast with user-controlled slides via the following event site/URL:  http://services.choruscall.com/links/ibcp140130.html.

A playback of the call can be accessed by dialing 1-877-344-7529 (Conference ID # 10038924). The replay will be available through 9:00 am ET on Feb. 14, 2014.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.2 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  www.IndependentBank.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as "expect," "believe," "intend," "estimate," "project," "may" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management's beliefs and assumptions based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements include descriptions of plans and objectives of Independent Bank Corporation's management for future or past operations, products or services, and forecasts of the Company's revenue, earnings or other measures of economic performance. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation's plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include the ability of Independent Bank Corporation to realize its deferred tax assets, the ability of Independent Bank to remain well-capitalized under federal regulatory standards, the pace of economic recovery within Michigan and beyond, changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	December 31,	December 31,
	2013	2012
	(unaudited)
	(In thousands, except share amounts)
Assets
Cash and due from banks	$48,156	$55,487
Interest bearing deposits	70,925	124,295
Cash and Cash Equivalents	119,081	179,782
Interest bearing deposits - time	17,999	-
Trading securities	498	110
Securities available for sale	462,481	208,413
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	23,419	20,838
Loans held for sale, carried at fair value	20,390	47,487
Loans held for sale, carried at lower of cost or fair value	-	3,292
Loans
Commercial	635,234	617,258
Mortgage	486,633	527,340
Installment	192,065	189,849
Payment plan receivables	60,638	84,692
Total Loans	1,374,570	1,419,139
Allowance for loan losses	(32,325)	(44,275)
Net Loans	1,342,245	1,374,864
Other real estate and repossessed assets	18,282	26,133
Property and equipment, net	48,594	47,016
Bank-owned life insurance	52,253	50,890
Deferred tax assets, net	57,550	-
Capitalized mortgage loan servicing rights	13,710	11,013
Vehicle service contract counterparty receivables, net	7,716	18,449
Other intangibles	3,163	3,975
Prepaid FDIC deposit insurance assessment	-	9,448
Accrued income and other assets	22,562	22,157
Total Assets	$2,209,943	$2,023,867
Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$518,658	$488,126
Savings and interest-bearing checking	910,352	871,238
Reciprocal	83,527	33,242
Retail time	358,800	372,340
Brokered time	13,469	14,591
Total Deposits	1,884,806	1,779,537
Other borrowings	17,188	17,625
Subordinated debentures	40,723	50,175
Vehicle service contract counterparty payables	4,089	7,725
Accrued expenses and other liabilities	31,556	33,830
Total Liabilities	1,978,362	1,888,892
Shareholders' Equity
Convertible preferred stock, no par value, 200,000 shares authorized; None issued and outstanding at December 31, 2013 and 74,426 shares issued and outstanding at December 31, 2012; liquidation preference: $85,150 at December 31, 2012	-	84,204
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 22,819,136 shares at December 31, 2013 and 9,093,732 shares at December 31, 2012	351,173	251,237
Accumulated deficit	(110,347)	(192,408)
Accumulated other comprehensive loss	(9,245)	(8,058)
Total Shareholders' Equity	231,581	134,975
Total Liabilities and Shareholders' Equity	$2,209,943	$2,023,867

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2013	2013	2012	2013	2012
	(unaudited)
	(In thousands)
Interest Income
Interest and fees on loans	$19,568	20,083	22,353	80,664	93,780
Interest on securities
Taxable	1,287	1,109	688	4,059	2,934
Tax-exempt	339	282	243	1,101	1,044
Other investments	331	310	430	1,297	1,640
Total Interest Income	21,525	21,784	23,714	87,121	99,398
Interest Expense
Deposits	1,343	1,371	1,961	5,706	8,913
Other borrowings	831	884	879	3,456	4,230
Total Interest Expense	2,174	2,255	2,840	9,162	13,143
Net Interest Income	19,351	19,529	20,874	77,959	86,255
Provision for loan losses	(835)	(355)	449	(3,988)	6,887
Net Interest Income After Provision for Loan Losses	20,186	19,884	20,425	81,947	79,368
Non-interest Income
Service charges on deposit accounts	3,473	3,614	4,395	14,076	17,887
Interchange income	1,820	1,852	2,135	7,362	9,188
Net gains (losses) on assets
Mortgage loans	1,607	1,570	5,282	10,022	17,323
Securities	190	14	72	395	1,226
Other than temporary impairment loss on securities
Total impairment loss	-	-	(7)	(26)	(339)
Loss recognized in other comprehensive loss	-	-	-	-	-
Net impairment loss recognized in earnings	-	-	(7)	(26)	(339)
Mortgage loan servicing	1,192	338	882	3,806	166
Title insurance fees	421	409	484	1,682	1,963
Increase in fair value of U.S. Treasury warrant	-	-	(74)	(1,025)	(285)
Net gain on branch sale	-	-	5,402	-	5,402
Other	2,210	2,040	2,826	8,537	11,034
Total Non-interest Income	10,913	9,837	21,397	44,829	63,565
Non-interest Expense
Compensation and employee benefits	12,311	12,591	14,385	47,924	53,983
Occupancy, net	2,257	2,017	2,416	8,845	10,104
Data processing	1,971	2,090	2,049	8,019	8,009
Loan and collection	1,374	1,584	1,836	6,886	9,965
Vehicle service contract counterparty contingencies	1,434	149	551	4,837	1,629
Furniture, fixtures and equipment	1,122	1,051	1,145	4,293	4,635
Communications	714	695	886	2,919	3,677
Legal and professional	616	487	1,058	2,459	4,175
FDIC deposit insurance	409	685	817	2,435	3,306
Advertising	552	652	652	2,433	2,494
Provision for loss reimbursement on sold loans	(284)	1,417	361	2,152	1,112
Interchange expense	407	410	478	1,645	1,799
Credit card and bank service fees	288	310	383	1,263	2,091
Net losses on other real estate and repossessed assets	146	119	943	1,237	2,854
Write-down of property and equipment held for sale	-	-	-	-	860
Recoveries related to unfunded lending commitments	(33)	(86)	(91)	(90)	(688)
Other	1,685	1,763	2,038	6,861	6,730
Total Non-interest Expense	24,969	25,934	29,907	104,118	116,735
Income Before Income Tax	6,130	3,787	11,915	22,658	26,198
Income tax expense (benefit)	1,321	282	-	(54,851)	-
Net Income	$4,809	3,505	11,915	77,509	26,198
Preferred stock dividends and discount accretion	-	(749)	(1,106)	(3,001)	(4,347)
Preferred stock discount	-	7,554	-	7,554	-
Net Income Applicable to Common Stock	$4,809	10,310	10,809	82,062	21,851

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2013	2013	2012	2013	2012
	(unaudited)
Per Common Share Data
Net Income Per Common Share (A)
Basic (B)	$0.21	$0.73	$1.21	$5.87	$2.51
Diluted (C)	0.21	0.17	0.36	3.55	0.80
Cash dividends declared per common share	0.00	0.00	0.00	0.00	0.00

Selected Ratios (D)
As a Percent of Average Interest-Earning Assets
Interest income	4.40%	4.57%	4.53%	4.59%	4.65%
Interest expense	0.44	0.47	0.54	0.48	0.61
Net interest income	3.96	4.10	3.99	4.11	4.04
Net Income to (A)
Average common shareholders’ equity	8.29%	25.64%	99.01%	64.22%	68.29%
Average assets	0.87	1.90	1.87	3.87	0.92

Average Shares
Basic (B)	22,815,467	14,167,043	8,921,761	13,970,024	8,709,389
Diluted (C)	23,360,524	21,169,623	33,301,197	21,864,306	32,885,138

(A) These amounts are calculated using net income applicable to common stock.  Dividends on convertible preferred stock are added back and preferred stock discount is subtracted out in the diluted per share calculation.

(B) Average shares of common stock for basic net income per common share include shares issued and outstanding during the period and participating share awards.

(C) Average shares of common stock for diluted net income per common share include shares to be issued upon conversion of convertible preferred stock, shares to be issued upon exercise of common stock warrants, shares to be issued upon exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors.

(D) Ratios have been annualized for quarterly periods.